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                                   FORM 8-K

                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                       Date of Report:  February 7, 1997
              Date of Earliest Event Reported:  January 24, 1997



                       BORG-WARNER SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)


     Delaware              1-5529                13-3408028
(State of Incorporation)  (Commission File No.)   (I.R.S.
                                                   Employer
                                              Identification No.)



              200 South Michigan Avenue, Chicago, Illinois  60604
                   (Address of principal executive offices)



              Registrant's telephone number, including area code:
                                (312) 322-8500
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Item 2. Acquisition or Disposition of Assets
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On January 24, 1997 the Company's armored services unit contributed substantially all of its assets and assigned certain of its liabilities (including intercompany indebtedness) to Loomis, Fargo & Co. ("Newco") in exchange for (i) 4,900,000 shares of Newco common stock and (ii) a cash payment of approximately $105 million, which includes repayment of intercompany indebtedness. The cash portion of the consideration may be adjusted based on specified minimum working capital requirements. Among the liabilities of the armored unit that were not contributed to Newco are casualty and employee claims incurred prior to the closing.

The Company agreed to indemnify Newco for environmental liabilities associated with existing underground storage tanks and other known and identified environmental liabilities. Such indemnification obligation will continue until the earlier of December 31, 1998 or the first anniversary of an initial public offering of Newco common stock. The Company has also agreed to indemnify Newco against liability for breach of its representations and warranties and against certain claims relating to accounts receivable and taxes.

Newco is a Delaware corporation formed in connection with the business combination of the Company's armored unit and Loomis Holding Corporation ("Loomis"). As part of the business combination, the shareholders of Loomis contributed all of the Loomis common stock to Newco in exchange for (i) 5,100,000 shares of Newco common stock, (ii) a non-interest bearing promissory note in the original principal amount of $6 million and (iii) a cash payment of approximately $15.2 million made to various business trusts and entities, including an entity that will administer and pay the casualty and employee claims of Loomis incurred prior to the closing. Newco also repaid existing Loomis indebtedness and redeemed outstanding shares of Loomis preferred stock.

The Company and the former Loomis shareholders entered into a stockholders agreement providing that the Newco board of directors initially will consist of seven directors: three directors nominated by the Company; three directors nominated by the former Loomis shareholders and Newco's chief executive officer. The number of directors that may be designated pursuant to the stockholder agreement may adjust if either the Company or the former Loomis shareholders reduce their ownership stake in Newco. The stockholder agreement provides that the vote of five of the seven directors is required for Newco to engage in certain specified activities. The Company has nominated Messrs. Adorjan, O'Brien and Wood, its executive officers, to the Newco board of directors.

The stockholder agreement prohibits the transfer of Newco common stock by either party for three years following the closing without the prior consent of the other party. After such period Newco common stock may be transferred only in accordance with the

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provisions of the stockholder agreement, which include rights of first refusal and co-sale rights. The current stockholders also have certain preemptive and registration rights with respect to equity issuances by Newco.

Item 7. Financial Statements and Exhibits.

       (b) Pro forma financial information

            Pro forma consolidated statements of earnings for the year ended December 31, 1995 and the nine months ended September 30, 1996 and pro forma condensed consolidated balance sheet at September 30, 1996 are attached as Exhibit 99 hereto and are incorporated by reference herein

       (c) Exhibits

            2.1 Contribution Agreement dated as of November 28, 1996 by and among Borg-Warner Security Corporation, Wells Fargo Armored Service Corporation, Loomis-Wells Corporation (now known as Loomis, Fargo & Co.), Loomis Holding Corporation and Loomis Stockholders Trust.


            99 Pro forma consolidated statements of earnings for the year ended December 31, 1995 and the nine months ended September 30, 1996 and pro forma condensed consolidated balance sheet at September 30, 1996



                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


            BORG-WARNER SECURITY CORPORATION


            By /s/ Timothy M. Wood
               --------------------
                   Timothy M. Wood
                   Vice President


Dated: February 7, 1997

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